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                                                                   EXHIBIT 99.1


VALLEY NATIONAL GASES REPORTS RECORD EARNINGS; DECLARES ONE-TIME DIVIDEND

         Washington, Pa. August 10/PRNewswire/ -- Valley National Gases Incorporated (Amex: VLG) reported today that net earnings for the fourth quarter and year ended June 30, 2004 were $.13 and $.81 per diluted share, respectively, compared to $(.37) and $.03 per diluted share for the same periods last year. Sales for the fourth quarter were $35.0 million, a 5.1% increase over the same quarter last year. Sales for the year were $154.5 million, a 2.1% increase over last year. Positive cash flow, provided primarily from operating activities, resulted in a reduction of Valley's line of credit, term note and seller notes in the amount of $5.7 million for the quarter.

         Valley National Gases' Vice Chairman and Chief Executive Officer, William A. Indelicato, commented, "Our record performance for the fiscal year has been a result of a focused effort to improve product margins and better manage operating expenses. The quarter just completed provided evidence of an economy that continues to improve. Aggregate fourth quarter sales were more than 5% higher than last year's comparable quarter, while hard goods sales were more than 8% higher. Our strong cash flow for the year facilitated a reduction of Valley's line of credit, term note and seller notes in the amount of $15.2 million."

         Mr. Indelicato further commented: "As a result of our record earnings performance, significant debt reduction and the planned moratorium on acquisitions last year, our Board of Directors has authorized a one-time dividend of $.09 per share to be paid on October 1st, to shareholders of record September 1, 2004. This dividend payment currently is not intended to be a periodic or regular event. Any future dividend payments will be governed by earnings quality, debt level and acquisition funding."

         Net sales increased $1.7 million for the quarter, compared to the prior year, with acquisitions affecting neither quarter. Hard goods sales increased by $1.1 million or 8.4% for the quarter while industrial gases, cylinder rent and other increased by $0.2 million or 1.3%. Propane sales increased $0.4 million, or 7.5% for the quarter. Net sales for the twelve months ended June 30, 2004 increased $3.2 million, as compared to the prior fiscal year. The year-to-year change reflected a decrease of 1.5% for hard goods and an increase of 1% for industrial gases, cylinder rent and other. Propane sales increased $3.7 million, or 10% compared to the prior year on a same store basis, reflecting $3.3 million in price increases and $0.4 million increase in volume, with warmer than normal temperatures during the past heating season.

         Sales mix for the fourth quarter of 2004 consisted of 43% from gases and cylinder income and 41% from hard goods, consistent with the same period last year. Sales mix for fiscal year 2004 consisted of 39% from gases and cylinder income and 35% from hard goods, compared to 39% from gases and cylinder income and 36% from hard goods for the same period last year.

         Gross profit increased $3.1 million for the fourth quarter of 2004 and $4.8 million for fiscal year 2004, compared to prior year fourth quarter and year end results. As a percentage of net sales, gross profit was 55.3% for the fourth quarter 2004 and 53.7% for fiscal year 2004, compared to 48.8% and 51.6% respectively for the prior year periods. Gross profit for the prior year fourth quarter and fiscal year was negatively impacted by the disposal of $1.4 million of slow moving inventory recorded in the fourth quarter of fiscal 2003. The remaining increase in gross profit of $1.7 million for the fourth quarter 2004 and $3.4 million for the fiscal year was primarily due to increased prices resulting from initiatives implemented during the current year for both propane and hard goods.

         Operating expenses decreased $3.4 million for the fourth quarter of 2004 and $5.1 million for fiscal year 2004. Approximately $0.7 million of this decrease is due to a net reduction in expenses resulting from the consolidation under FIN 46R, of Variable Interest Entities owned by


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a related party that leases property to Valley as of March 31, 2004. In addition, the fourth quarter and fiscal year 2003 results included charges associated with the company's repositioning and strengthening program totaling $2.6 million for the quarter and $3.3 million for the year. The remaining operating expense reductions, which total $0.7 million for the quarter and $1.8 million for the year, are primarily the result of current year cost reduction initiatives.

         Depreciation and amortization expense decreased $1.1 million and $1.4 million for the fourth quarter of 2004 and fiscal year 2004 respectively, compared to the prior year period. The prior year comparable periods included charges totaling $1.1 million for the quarter and year relating to the previously mentioned strengthening program.

         Interest expense decreased $0.4 million and $1.0 million for the fourth quarter of 2004 and fiscal year 2004, respectively. Reflected in interest expense was a decrease of $0.1 million and $0.2 million for the current quarter and current year respectively, to record changes in the fair market value of the Company's interest rate swap agreements under SFAS No. 133.

         Other income increased $0.3 million for the quarter and $0.4 million year to date compared to prior year comparable periods primarily due to income earned by the Variable Interest Entities, which was not related to the leasing of properties to Valley.

         Minority interest earnings reflect the elimination of net pre-tax income earned during the quarter by the Variable Interest Entities. The amount eliminated is primarily the reduction in rent expense and other income noted above, partially offset by expenses incurred by the entities.

         The Company's effective tax rate for fiscal year 2004 decreased from 39.0% for the prior year to 37.0% for the current year.

         Valley National Gases, with headquarters in Washington, Pennsylvania, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases operates sixty-four locations in eleven states, with eight production and distribution centers in the eastern United States. The Company will host a conference call on August 11, 2004 at 11:00 a.m. The teleconference will be available by calling 800-746-1483. Ask to be connected to the Valley National Gases conference call. A replay of the teleconference will be available for one week. To listen, call 800-633-8284 and enter reservation number 21203861. The fourth quarter and fiscal year earnings release will be available on the Investor Information page on the Company's website at http://www.vngas.com/




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                       VALLEY NATIONAL GASES INCORPORATED
                          STATEMENT OF EARNINGS (LOSS)
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                Three Months Ended         Twelve Months Ended
                                                                     June 30,                   June 30,
                                                                2004         2003 (1)       2004       2003 (1)
                                                           -----------------------------------------------------
Net Sales                                                      $34,975       $33,285      $154,456     $151,232
Cost of products sold (excluding depreciation)                  15,641        17,052        71,558       73,143
----------------------------------------------------------------------------------------------------------------
Gross Profit                                                    19,334        16,233        82,898       78,089
Operating and administrative expenses (2)                       14,084        17,528        57,230       62,369
Depreciation and amortization                                    1,893         2,994         7,474        8,900
----------------------------------------------------------------------------------------------------------------
Total expenses                                                  15,977        20,522        64,705       71,269
----------------------------------------------------------------------------------------------------------------
Income from operations                                           3,357        (4,289)       18,192        6,820
Interest expense                                                 1,292         1,663         5,657        6,623
Other income                                                       415            74           544          190
----------------------------------------------------------------------------------------------------------------
Earnings (loss) before minority interest                         2,480        (5,878)       13,079          387
Minority interest                                                  880           --            880          --
----------------------------------------------------------------------------------------------------------------
Net income before taxes                                          1,600        (5,878)       12,199          387
(Benefit) provision for income taxes                               386        (2,449)        4,520          151
----------------------------------------------------------------------------------------------------------------
Net (loss) earnings                                            $ 1,214       $(3,429)     $  7,679     $    236
================================================================================================================

Basic (loss) earnings per share                                $  0.13       $ (0.37)     $   0.82     $   0.03
Diluted (loss) earnings per share                              $  0.13       $ (0.37)     $   0.81     $   0.03
Weighted average shares
    Basic                                                        9,378         9,357         9,364        9,350
    Diluted                                                      9,500         9,392         9,427        9,393



(1) Includes the effect of charges associated with the Company's repositioning initiatives of $5.3 million of which $1.4 million was associated with disposal of slow-moving inventory, $.7 million related to changes in medical accrual, $2.1 million related to severance, benefit and lease expense and remaining $1.1 million related to the write-off of non-compete agreements and accelerated depreciation for certain assets. $4.7 of these charges were reflected in fourth quarter earnings.


(2) Operating and administrative expenses for the three months and twelve months ended June 30, 2004 include a reduction of $0.8 million in rent expense, partially offset by other expenses, as a result of consolidating under FIN 46R, Variable Interest Entities owned by a related party that leases properties to Valley as of March 31, 2004.